Exhibit 23.2


                    [PricewaterhouseCoopers LLP letterhead]


December 22, 2000




Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Amendment #1 of Form S-3 of WaveRider Communications Inc. of our report dated February 4, 2000 (except for note 20 which is February 14, 2000) which is included in WaveRider Communications Inc.'s Annual Report on Form 10-K for the years ended December 31, 1999 and 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP

Chartered Accountants








PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.